Exhibit 1a.6o

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of __________, 2018, and entered into by and among YAYYO, INC., a Delaware corporation (“Depositor”), _________________ (“Secured Party”), and Umpqua Bank (“Bank”).

Recitals

A.           Pursuant to the transactions contemplated by that certain Securities Purchase Agreement, dated as of ___, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time) by and between Depositor and Secured Party, Depositor has granted to Secured Party a security interest and lien upon deposit account number _________ (as such account may be renumbered by Bank), along with all credits or proceeds thereto and all monies, checks, and other instruments held or deposited therein, maintained by Depositor at Bank (“Deposit Account”).

B.           In connection therewith, Depositor and Secured Party request that Bank enter into a deposit account control agreement with regard to the Deposit Account. Bank is willing to do so upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Agreement

1.          Deposit Agreements. The terms and conditions of this Agreement are in addition to any deposit account agreements and other related agreements that Depositor has with Bank, including, without limitation, all agreements concerning banking products and services, treasury management documentation, account booklets containing the terms and conditions of the Deposit Account, signature cards, fee schedules, disclosures, specification sheets, and change of terms notices (collectively, “Deposit Agreements”). The provisions of this Agreement shall supersede the provisions of the Deposit Agreements only to the extent the provisions herein are inconsistent with the Deposit Agreements, and in all other respects, the Deposit Agreements shall remain in full force and effect.

2.          Security Interest. Depositor represents and warrants that it has the legal right to pledge the Deposit Account to Secured Party, that the funds in the Deposit Account are not held for the benefit of a third party, and that there are no perfected liens or encumbrances with respect to the Deposit Account. Except as set forth in Section 5 below, Depositor will not permit the Deposit Account to become subject to any other pledge, assignment, lien, charge, or encumbrance of any kind, other than the security interest of the Secured Party. Bank represents and warrants to the Secured Party that it has not entered into any other account control agreements with any other party relating to the Deposit Account.

3.          Control. In order to provide Secured Party with control over the Deposit Account, Depositor, Bank, and Secured Party agree, subject to the terms and conditions set forth herein, that Bank shall comply with all written instructions originated by Secured Party directing disposition of the funds in the Deposit Account without any further consent from Depositor, even if such instructions are contrary to any of Depositor’s instructions or demands or result in Bank dishonoring items which may be presented for payment. Depositor agrees that written instructions from Secured Party may include instructions to transfer funds to or for the benefit of Secured Party or any other person or entity and instructions to close the Deposit Account.

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4.          Access to Deposit Account. The Deposit Account shall be under the sole control of Secured Party and Bank will comply with Secured Party’s written instructions with regard to the Deposit Account, including written instructions originated by Secured Party directing disposition of the funds in the Deposit Account, subject to the terms of this Agreement and applicable law. In all cases, Secured Party shall promptly contact Bank to confirm Bank’s receipt of Secured Party’s written instructions. In connection with Secured Party’s written instructions, Bank shall not be required to provide extraordinary services or documentation regarding the Deposit Account unless Bank confirms that such extraordinary services or documentation are available. If there is any additional cost associated therewith, Depositor agrees to pay such additional cost. Deductions for any amounts otherwise reimbursable to Bank as provided in Section 5 may be made before any funds are remitted to Secured Party pursuant to this Section 4.

5.          Subordination by Bank. Depositor and Bank acknowledge and recognize Secured Party’s continuing security interest in the Deposit Account and in all items deposited in the Deposit Account and in the proceeds thereof. Except for the amounts set forth in this Section 5 and except for any security interest that Bank has under Article 4 of the Uniform Commercial Code, Bank hereby subordinates any statutory or contractual right or claim of offset or lien resulting from any transaction which involves the Deposit Account to Secured Party’s security interest until this Agreement is terminated. Notwithstanding the preceding sentence, nothing herein constitutes a waiver of, and Bank expressly reserves all of its present and future rights with respect to: (a) fees and expenses related to the Deposit Account (“Fees”); (b) any checks, ACH entries, wire transfers, merchant card transactions, or other paper or electronic items which were deposited or credited to the Deposit Account that are returned, reversed, refunded, adjusted, or charged back for insufficient funds or for any other reason (“Returned Items”); and (c) obligations and liabilities connected with the Deposit Account that arise out of any treasury management services provided by Bank, its subsidiaries or affiliates, including, but not limited to, ACH, merchant card, zero balance account, sweeps, controlled disbursement or payroll (“Overdrafts”). Bank may charge the Deposit Account to cover Fees, Returned Items, and Overdrafts. If there are insufficient funds in the Deposit Account to cover the Fees, Returned Items, and Overdrafts, Depositor agrees to immediately reimburse Bank for the amount of such shortfall. If Depositor fails to pay the amount demanded by Bank, Secured Party agrees to reimburse Bank within fifteen (15) Business Days of demand thereof by Bank for any Fees, Returned Items, and Overdrafts to the extent of the amount of any funds from the Deposit Account were transferred pursuant to the written instructions of Secured Party, and provided that Secured Party received written demand for such reimbursement within one-hundred-eighty (180) days after the transfer of such funds from the Deposit Account at the written instruction of Secured Party. As used in this Agreement, “Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks in Oregon are authorized or required by law to close.

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6.          Exculpation of Bank. Depositor and Secured Party agree that Bank shall incur no liability to either of them for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement or any transaction or service contemplated by the provisions hereof unless it is finally adjudicated by a court of competent jurisdiction that such loss or damage was directly caused by Bank’s gross negligence or willful misconduct. In no event, shall Bank be liable to Depositor or Secured Party for any of the following: (a) failing to follow any written instructions of Secured Party that (i) require the disposition of funds in the Deposit Account by a method not available to Depositor under the Deposit Agreements (provided that Bank acknowledges that disposition of funds in the Deposit Account by wire transfer or checks are available to the Depositor under the Deposit Agreements), (ii) in Bank’s reasonable belief, would result in Bank failing to comply with a statute, rule, regulation, or guideline of any governmental body or an order or process binding upon Bank, or (iii) require the disposition of funds that are not immediately available in the Deposit Account; (b) wrongful dishonor of any item as a result of Bank following any of Secured Party’s written instructions; or (c) failing to comply or delaying in complying with any Secured Party’s instructions or any provision of this Agreement due to a computer malfunction, legal constraint, emergency condition, fire, war, terrorist act, riot, theft, flood, earthquake, or other natural disaster, acts of God, interruption of communication facilities, labor difficulties or other cause beyond Bank’s reasonable control. IN NO EVENT WILL BANK BE LIABLE OR RESPONSIBLE FOR ANY INDIRECT DAMAGES, LOST PROFITS, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES WHICH ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED BY THIS AGREEMENT EVEN IF BANK HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. Other than pursuant to the last sentence of Section 2 above, Bank makes no representation or warranty regarding, and shall not have any responsibility for, the creation, attachment, perfection, or priority of Secured Party’s purported security interest in the Deposit Account or any present or future adverse liens, claims, or encumbrances against the Deposit Account, and Bank shall have no liability to Depositor or Secured Party under this Agreement for any claim, damage, loss, cost, or expense resulting from, arising out of, or relating to such matters.

7.          Indemnity. Depositor agrees to defend (with counsel reasonably acceptable to Bank), indemnify, and hold Bank and its parent companies, subsidiaries, affiliates, directors, shareholders, officers, employees, representatives, attorneys, successors, and assigns (collectively “Depository Bank”) harmless from and against any and all claims, causes of action, losses, liabilities, costs, damages, and expenses, including, without limitation, reasonable legal and accounting fees and attorney fees (collectively, “Claims”), arising out of or in any way related to this Agreement except to the extent the Claims are finally adjudicated by a court of competent jurisdiction to be directly caused by Bank’s gross negligence or willful misconduct. Without regard to Depositor’s indemnification obligations to Bank, Secured Party agrees to defend (with counsel reasonably acceptable to Bank), indemnify, and hold Depository Bank harmless from and against any and all Claims arising out of or related to Bank’s compliance with any instruction given by Secured Party; provided, that, notwithstanding anything to the contrary herein (i) such indemnification obligation shall not apply to the extent the Claims are finally adjudicated by a court of competent jurisdiction to be directly caused by Bank’s gross negligence or willful misconduct and (ii) Depositary Bank shall not make a claim of indemnity against the Secured Party unless it has first made such claim of indemnity to the Depositor and the Depositor has failed to satisfy the claim within 15 Business Days after the Depository Bank made the claim of indemnity. Secured Party’s obligations to Bank hereunder shall in no way operate to release Depositor from its obligations to Secured Party and shall not impair any rights or remedies of Secured Party to collect any such amounts from Depositor.

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8.          Bank’s Responsibility. The duties of Bank are strictly limited to those set forth in this Agreement. Nothing within this Agreement shall create any agency, fiduciary, joint venture, or partnership relationship between Bank and Depositor or Secured Party. Bank will have no fiduciary duties under this Agreement to any party. Bank shall be protected in relying on any form of instruction, notice, or other communication purporting to be from an authorized representative of Secured Party. Bank shall have no duty to inquire as to the genuineness, validity, or enforceability of any such instruction, notice, or communication even if Depositor notifies Bank that Secured Party is not legally entitled to originate any such instruction, notice, or communication.

9.          Deposit Account Information. If Secured Party so requests and at Depositor’s expense, to the extent that Bank has the operational ability to do so, Bank will provide to Secured Party, whether by first class mail, Internet access or otherwise, a copy of each periodic account statement relating to the Deposit Account ordinarily furnished by Bank to Depositor. Depositor authorizes Bank to provide to Secured Party, whether by first class mail, Internet access, or otherwise, such statements and any other information concerning the Deposit Account that Bank may agree to provide to Secured Party at Secured Party’s request. Bank will have no liability for providing or failing to provide any such statement or other information related to the Deposit Account pursuant to the terms of this Agreement.

10.         Termination. This Agreement shall continue in full force and effect until terminated (a) by Bank upon not less than thirty (30) calendar days’ written notice to each of the other parties, (b) by Secured Party upon written notice to Bank, or (c) by Depositor with the prior written consent of Secured Party. Notwithstanding the foregoing, Bank may immediately and automatically close the Deposit Account and terminate the Agreement (a) in the event that Bank reasonably believes that any fraudulent activity has or is occurring with regard to the Deposit Account or (b) if Bank becomes obligated to close the Deposit Account or terminate this Agreement under any statute, rule, or regulation, or any other order or process binding upon Bank; provided that Bank shall give prompt written notice of such termination to Depositor and Secured party to the extent allowed under applicable law. In addition, Bank may terminate this Agreement upon ten (10) calendar days’ written notice to the other parties if Depositor or Secured Party is in material breach of the Deposit Agreement or this Agreement, including, without limitation, Depositor’s or Secured Party’s failure to reimburse Bank pursuant to Section 5 above. In the event of any termination, all fees incurred under this Agreement shall become immediately due and payable in full. This Agreement shall automatically terminate upon (a) Bank’s receipt of written notice from Secured Party of the payment in full of all of Depositor’s obligations due and owing to Secured Party or (b) the closure of the Deposit Account (provided, however, that Depositor hereby covenants to Secured Party that Depositor will not close the Deposit Account without the prior written consent of Secured Party). Prior to the termination of this Agreement by the Bank, and unless otherwise prohibited by order or law, Bank will (at the cost and expense of Depositor) remit any available funds in the Deposit Account on the date of termination to Secured Party. Deductions for any amounts otherwise reimbursable to Bank as provided in this Agreement may be made before any funds are remitted. Termination of this Agreement shall not affect the rights or obligations of any party hereto with respect to the period prior to such termination. Specifically, the rights of Bank and the obligations of Depositor and Secured Party under Sections 5, 6, and 7 of this Agreement shall survive the termination of this Agreement.

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11.         Legal Process and Insolvency. In the event Bank receives any form of legal process concerning the Deposit Account, including, without limitation, court orders, levies, garnishments, attachments, and writs of execution, or in the event Bank learns of any insolvency proceeding concerning Depositor, including, without limitation, bankruptcy, receivership, and assignment for the benefit of creditors, Bank will respond to such legal process or knowledge of insolvency in the normal course or as required by law and shall not be in violation of this Agreement for so doing. Bank shall promptly notify Secured Party in writing of the occurrence of any such event set forth in the preceding sentence.

12.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon (without giving effect to its choice of law provisions) and applicable federal laws and regulations. The parties agree that Oregon is the “bank’s jurisdiction” for purposes of the Uniform Commercial Code.

13.         Notices. Except as otherwise provided in this Agreement, all communications given by any party to another required under this Agreement must be in writing, directed to the party at its address(es) as set forth below (or at such other address as such party may hereafter specify in a written notice given to the other parties in accordance with this Section 13) and shall be delivered by hand, sent by nationally-recognized overnight, receipted delivery service, or sent by registered/certified United States mail. Any such communication shall be deemed delivered if delivered by: (a) hand, on the date and time that such communication shall have been delivered, in hand, with proof of receipt by signature, (b) nationally-recognized overnight, receipted delivery service, on the date and time that such communication shall have been delivered and receipted by such delivery service with proof of receipt by signature, or (c) registered or certified United States mail, on the date and time that such communication shall have been delivered and receipted by the United States Postal Service with proof of receipt by signature. Notwithstanding anything to the contrary in this Section 13, any communication hereunder to Bank (including, without limitation, a Notice of Exclusive Control) made by (or believed in good faith by Bank to be made by) Secured Party or Depositor and confirmed to have been delivered after 2:00 pm Pacific Time on a Business Day or delivered on a day that is not a Business Day, shall be deemed delivered to Bank at the opening of the next Business Day. In all circumstances, Bank shall have a reasonable period of time (not to exceed two (2) Business Days) to act on Secured Party’s instructions. Bank may elect in its sole and absolute discretion to accept a communication delivered in a method other than as set forth above.

Depositor	Yayyo, Inc.
Attn: Ramy El-Batrawi
433 North Camden Dr. Suite 600
Beverly Hills, CA 90210
Telephone: _________________
E-mail: ramy@yayyo.com

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Secured Party:

Bank:	Umpqua Bank
16501 Ventura Blvd, Suite 101
Encino, CA 91436
Attn: Gary Ketenchian, Store Manager
Telephone: 818-464-9700
E-mail: garyketenchian@umpquabank.com

and

Umpqua Bank
Attn: Operations Legal Process Management OR0047
P.O. Box 1820
Roseburg, OR 97470

14.         Successors and Transferees. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and other transferees permitted under this section. An assignment of a party’s rights or duties under this Agreement without the prior written consent of the other parties will be void except Bank, without the consent of Secured Party or Depositor, may transfer its rights and duties to a transferee to which, by contract or operation of law, Bank transfers the Deposit Account.

15.         Entire Agreement/Amendments/Headings. This Agreement, the Deposit Agreements (provided that in the event of any conflict between the terms of the Deposit Agreements and this Agreement, the terms of this Agreement shall control), and the instructions and notices required or permitted to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended only with the prior written consent of all parties hereto. None of the terms of this Agreement may be waived except as Bank may consent thereto in writing. No delay on the part of Bank in exercising any right, power, or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude other or further exercise thereof or the exercise of any right, power, or privilege. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have. All headings in this Agreement are included herein for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions of this Agreement.

16.         Severability. If any term, condition, or provision of this Agreement is held to be invalid or unenforceable, the offending term, condition, or provision will be struck, and the remainder of this Agreement will not be affected thereby.

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17.         Jury Trial Waiver. TO THE FULLEST EXTENT ALLOWED BY LAW, THE PARTIES AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND WITHOUT COERCION, WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR SERVICES RENDERED IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, THE PARTIES AGREE THAT ALL DISPUTES, CLAIMS, AND CONTROVERSIES BETWEEN THEM ARISING UNDER OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT AND TORT CLAIMS, SHALL BE BROUGHT IN THEIR INDIVIDUAL CAPACITIES AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

18.         Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement. Signature pages may be detached from separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

DEPOSITOR:	SECURED PARTY:

YAYYO, INC.

By:	By:

Name:	Name:

Title:	Title:

BANK:

UMPQUA BANK

By:

Name:

Title:

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